UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

IPALCO ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-8644	35-1575582
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Monument Circle, Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

317-261-8261

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.  Material Modification to Rights of Security Holders.

On June 30, 2015, the Registrant announced the results of the early settlement of its tender offer (the “Tender Offer”) to purchase for cash any and all of its $400 million outstanding aggregate principal amount of its 7.25% Senior Secured Notes due 2016 (the “2016 Notes”). In conjunction with the Tender Offer, the Registrant also commenced a solicitation of consents (the “Consent Solicitation” and, collectively with the Tender Offer, the “Offer”) and received the requisite consents to enter into the Supplemental Indenture dated June 30, 2015 between the Registrant and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) to amend the indenture governing the 2016 Notes to alter the notice requirements for optional redemption, eliminate substantially all of the restrictive covenants and several events of default and certain other provisions contained in the indenture governing the 2016 Notes (the “Supplemental Indenture”).

The Registrant previously announced that it completed its offering of $405 million of 3.45% Senior Secured Notes due 2020 (the “2020 Notes”) on June 25, 2015. The Registrant used the net proceeds from the offering of the 2020 Notes to finance the early settlement of the Offer and intends to use the remaining proceeds to finance the pending redemption of the remaining 2016 Notes outstanding after the completion of the Offer and to pay related fees and expenses.

The foregoing descriptions of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Supplemental Indenture, which is filed as Exhibit 4.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the foregoing is being furnished as Exhibit 99.1 attached hereto and is incorporated by reference herein. Such information is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 4.1 Supplemental Indenture between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated June 30, 2015.

Exhibit 99.1 Press Release Announcing the Early Settlement of the Offer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPALCO ENTERPRISES, INC.

Date: June 30, 2015	By:	/s/ Craig L. Jackson
	Name:	Craig L. Jackson
	Title:	Chief Financial Officer